Exhibit 2.(b).2

[FOR CONVENIENCE ONLY, NOT AN OFFICIAL TRANSLATION]

First Addendum
Note

Partner Communication Ltd. will issue to the public, as part of the prospectus, up to 2,000,000,000 Series A Notes of NIS 1 par value each, out of a series of 2,500,000,000 registered Series A Notes of NIS 1 par value each, payable in 12 equal quarterly installments on the last day of each calendar quarter for the calendar quarter ending on the payment date, as of June 30, 2009 to March 31, 2012 (inclusive), bearing annual interest at a rate of 4.25% per annum, linked (principal and interest) to the Consumer Price Index published for February 2005 (hereinafter: the “Notes” or the “Series A Notes”). The interest on the Series A Notes shall be paid on the last date of each calendar quarter as of June 30, 2005 up to March 31, 2012 (inclusive).

Registered Notes

Number _____________________
Par value _____________________

1.	This Certificate witnesseth that Partner Communication Ltd. (hereinafter: the “Company”) will pay the principal of the Series A Notes, less the par value of the Series A Notes acquired by the Company, if any, in 12 equal quarterly installments on the last day of each calendar quarter for the calendar quarter ending on the payment date, as of June 30, 2009 to March 31, 2012 (inclusive), to the Registration Co. of Bank Leumi Le’Israel Ltd., or to the then registered holder of this Note (hereinafter: the “Noteholder”) at the end of March 21, June 20, September 20 and December 21 of each year preceding the due date of such installment, other than the last payment which will be effected against delivery of the certificate for the Note at the registered office of the Company or at any other place of which the Company gives notice, not later than five bank business days prior to the due date thereof under the term of the Note, all subject to the linkage terms and all other terms set out in the terms overleaf.

2.	Notes of this series are issued pursuant to the Trust Deed of March 23, 2005 entered into by and between the Company on the one hand and Union Bank Trust Company Ltd. (hereinafter: the “Trustee”) as trustee for the holders of the Notes of this series, on the other hand (hereinafter: the “Trust Deed”) and they are not secured by any lien.

3.	All Notes of this series will be equal (pari passu) amongst them, such that none shall have any priority over the other.

4.	This Note is issued subject to the terms set out overleaf, to the terms set forth in the Trust Deed and in the Company’s Prospectus.

Stamped with the Company’s Seal on ________________________

In the presence of:

Director ___________________________	Director __________________________

The Terms Set Out Overleaf

1.	General

1.1	In this Note, the following terms shall have the following meaning, unless otherwise required by the context, namely:

“Company”or “Issuer” – Partner Communication Ltd;

“Trustee” – Union Bank Trust Company Ltd.;

“Directors”– Company’s directors;

“Register” – Register of Holders of Company's Notes where all Noteholders will be registered;

“Noteholder” or “Holder of Notes” – the person whose name is registered at such time in the Register as holder of the Note; in the event of joint holders – the holder whose name appears first in the Register;

“Eligible Person” – a holder of this Note is eligible for the rights set forth herein at such time;

“Principal Sum” – the sum of the principal set out in this Note;

“Note” or “Note of this Series” – all Notes of this series of Notes, which have been issued and are in circulation;

“Prospectus” – the Company’s prospectus which has been published in connection with the issue of the Company’s Notes;

“Trust Deed” – the Trust Deed entered into by and between the Company and the Trustee on March 23, 2005;

“Stock Exchange” – The Tel Aviv Stock Exchange Ltd.;

“Business Day” – a day on which most of the banks in Israel are open for performing transactions.

1.2	This Note is one of a series of up to 2,500,000,000 registered Series A Notes of NIS 1 par value each, payable in 12 equal quarterly installments on the last day of each calendar quarter for the calendar quarter ending on the payment date, as of June 30, 2009 to March 31, 2012 (inclusive), bearing annual interest at a rate of 4.25% per annum, linked (principal and interest) to the Consumer Price Index in accordance with the linkage terms set out in section 4 below. Notes of this Series will all be equal (pari passu) among them, such that none shall have any priority over the other.

1.3	Subject to the provisions of any law, the Company may issue at any time and from time to time, without requiring approval from the Trustee and/or Holders of Notes in circulation at that time (whether by means of public placement under a prospectus or otherwise), Series A Notes in addition to the Series A Notes issued under the Prospectus as well as notes of other series and/or convertible notes and/or debenture-options, whether or not vesting a right of conversion in Company shares, and at such terms of redemption, interest, linkage, level of payment in the event of dissolution and other terms as the Company shall deem fit, whether preferable, equal or inferior vis-à-vis the terms of the Notes hereunder. Notwithstanding the foregoing, the Company may not issue additional Series A Notes, if such issue results in a decrease in the rating of Series A Notes to below the rating of (-)AA. In the event of an increase in such series, the parties will discuss a respective increase in the Trustee’s fee.

2.	Interest

2.1	The unsettled balance of the principal of the Series A Notes in circulation (hereinafter: the “Principal of the Series A Notes”) will bear 4.25% interest per annum. The interest will be linked to the Consumer Price Index in accordance with the linkage terms set out below.

2.2	The interest will be calculated on the basis of an interest period of one year, and will be paid on the last day of each calendar quarter (namely, on March 31, June 30, September 30 and December 31) for the calendar quarter ending on the payment date, as of June 30, 2005 to March 31, 2012 (hereinafter: the “Interest Period”), other than the first payment which will be effected as set out in section 2.3 below.

2.3	The first interest payment will be effected on June 30, 2005 for the period commencing on the first business day after the closing of the subscriptions list under the Prospectus and ending on June 30, 2005, while the interest for such period will be calculated on the basis of 365 days per annum, according to the number of days for that period.

2.4	The last interest payment will be effected on March 31, 2012, concurrently with the settlement of the principal of the balance of the Notes in circulation and against return of the certificates of the Series A Notes to the Company.

2.5	It is hereby clarified that Income Tax to be deducted at source will be withheld from the interest payments.

3.	Payment of the Principal

The Company will settle the Principal of the Series A Notes, less the par value of the Series A Notes acquired by the Company, if any, in 12 equal quarterly installments, on the last day of each calendar quarter (namely, on March 31, June 30, September 30 and December 31) for the calendar quarter ending on the payment date, as of June 30, 2009 to March 31, 2012 (inclusive) plus linkage differentials accrued on such principal payment, as set out in section 4 below. On March 31, 2012 the Company will settle the balance of the Notes which have not yet been settled or acquired by the Company up to such date, plus linkage differentials accrued on such principal payment, as set out in section 4 below.

4.	Linkage terms

The principal of the Series A Notes and the interest thereon will be linked to the Consumer’s Price Index as follows:

The term “Consumer Price Index” or the “Index” means – the price index known as the “Consumer Price Index” which includes fruits and vegetables, published by the Central Bureau of Statistics and Economic Research, including such Index even where published by another official entity or institution superseding the Central Bureau of Statistics and further including any official index superseding the same, whether or not it was drawn up on the basis of the same data and calculations as the existing Index. Should another index supersede the same, published by an entity or institution as aforesaid, where such entity or institution has not set the ratio between the two indexes, the ratio will be determined by the Central Bureau of Statistics and where such ratio is not so determined, the Trustee, in consultation with economic experts selected by him, will determine the ratio between the two indexes.

The term “Basic Index” means – the Consumer Price Index for the month of February 2005, published on March 15, 2005.

The term “Payment Index” means – the Consumer Price Index known on the date of any payment on account of principal and/or interest.

If it turns out that, on the date of effecting any payment on account of the principal or the interest of the Series A Notes, the Payment Index exceeds the Basic Index, the Company will make such interest or principal payment, increased pro rata to the rate of the increase in the Payment Index vis-à-vis the Basic Index. If, however, it turns out that, on the date of effecting any payment whatsoever on account of the principal or interest as aforesaid, the Payment Index is identical to or lower than the Basic Index, the Company will make such principal or interest payment at its par value.

5.	Payments of interest and principal

5.1	Any payment on account of the principal and/or interest will be paid to such persons whose names appear in the Company’s Register of Noteholders as holders at the end of March 21, June 20, September 20 and December 21 of each year, which preceded the due date of such payment, apart from the last payment of the principal and interest which will be effected against delivery of certificates for the Notes to the Company at its registered office or at any other location advised by the Company. Holders of the Notes shall submit the certificates for the Notes to the Company at least five business days prior to the said due date.

In the event that a due date of any principal or interest payment occurs on any day other than a business day, the due date will be postponed to the first subsequent business day, without the addition of any payment, interest or linkage.

5.2	Payment to Eligible Persons will be effected by checks or bank transfers in favor of the bank account of the persons whose names are registered in the Register of Noteholders as aforesaid, or who deliver to the Company the certificates for the Notes (if issued) (as set forth in section 5.1 above). Payment will be effected subject to the terms of linkage as set forth in section 4 above and tax withholding. If the Company is unable, on any grounds whatsoever beyond its control, to pay any sum to Eligible Persons, the Company will deposit such sum with the Trustee, as set out in paragraph 6 below.

5.3	A holder of Series A Notes who wants to give notice to the Company of the details of a bank account for crediting him with payments under the Notes as aforesaid, or to change his instructions as to the manner of payment, may do so by means of a registered letter to the Company. The Company will comply with such instructions only upon the arrival thereof at the Company’s registered office, at least 30 days before the date designated for the settlement of any payment under the Note. In the event that the notice is received late by the Company, the Company will act thereunder only with respect to payments with maturity date after the due date that was adjacent to the date of receiving the notice.

5.4	Where a Noteholder who is eligible for such payment fails to submit to the Company beforehand details of his bank account, each payment on account of the interest and principal will be effected by check to be forwarded by registered mail to his last address registered in the Register of Noteholders. Forwarding a check to Eligible Persons by registered mail as aforesaid, will be deemed in all respects as payment of the sum designated therein on the date of dispatch thereof at the post office, provided it has been paid upon due presentation thereof for collection.

6.	Failure to pay for reasons beyond the Company’s control

Any sum whatsoever that is owed to Noteholders and not actually paid on the due date for reasons beyond the Company’s control, while the Company was willing to pay the same, will cease bearing interest and linkage differentials as of the date designated for the payment thereof, and the holder of the Note will be eligible only for such sums on account of the principal, linkage differentials or interest for which he is eligible on the date designated for settlement of such payment on account of the principal, linkage differentials or the interest.

The Company will deposit with the Trustee, within 14 business days from the date designated for payment, the sum of the payment yet unsettled for reasons beyond the Company’s control, and such deposit will be deemed as settlement of such payment and in the event of settlement of all sums owing for the Note, also as settlement of such Note.

Pursuant to the provisions of the Trust Deed, the Trustee will invest any sum as aforesaid for the benefit of such Noteholders in its name or to its order in securities of the State of Israel or in any other securities in which the laws of the State of Israel allow trust funds to be invested, all as the Trustee finds fit and subject to the provisions of any law.

Where the Trustee so acts, he will not be liable to Eligible Persons in respect of such sums other than the consideration received from the realization of such investment, less the expenses related to such investment, to the management of the trust accounts and obligatory payments applicable to the said trust accounts and less its fee. The said consideration will be paid to holders of the Notes as set out below.

The Trustee will pay to each holder of Notes for whom sums and/or funds owing to the Noteholders have been deposited, out of such funds deposited as aforesaid (including accruals of the investment as aforesaid) against presentation of such evidence as required by the Trustee to its full satisfaction and less all expenses and obligatory payments applicable to the said trust account.

At the end of one year from the date of depositing the sums as aforesaid in this section with the Trustee, the Trustee will refund to the Company the sums accrued with it less its expenses. The Company will confirm the refund of the said sums in respect of the funds refunded to it, as well as the fact of receipt thereof in trust for Noteholders. The Company’s approval as aforesaid will absolutely exempt the Trustee from any issue relating the said sums. The Company will hold the said funds for a period of an additional calendar year as of the date of transfer thereof to its possession by the Trustee as aforesaid, at the end of which the Company may use the remaining funds for any purpose whatsoever.

7.	Register of Noteholders

The Company will maintain and manage a register of Noteholders at its registered office, wherein it will record the names and addresses of holders of Notes, the number of Notes held by them and the par value thereof, as well as any transfer of title therein. The Trustee and any holder of Notes may, at any reasonable time, peruse such register. The Company may close the register from time to time, provided that the total period during which the register is closed will not exceed 30 days per annum.

The Notes to be issued hereunder will be allocated in the name of the Registration Co. of Bank Leumi Le’Israel Ltd. and registered in its name in the Register of Noteholders.

The Company will not be obligated to record in the Register of Noteholders any notice concerning express, implied or estimated trust, or pledge or lien of any nature whatsoever, or any equitable right, right to claim or offset or any other right whatsoever in respect of the Notes. The Company will only recognize the title of the person in whose name the Notes are registered, provided that the legal heirs, estate administrators or will executors of the registered holder and any person eligible for the Notes due to bankruptcy of any registered holder (and in case of a corporation – due to the liquidation thereof), may be registered as owner thereof upon submitting sufficient evidence to the satisfaction of the Company’s directors as to his right to be registered as a holder of Notes as aforesaid.

8.	Transfer of the Notes

The Notes may be transferred with respect to any amount of par value provided it is in whole NIS. Any transfer of Notes will be made under the transfer deed prepared in the acceptable form, duly signed by the registered holder thereof or his legal representatives, which will be furnished to the Company at its registered office together with the certificates for the Notes transferred thereunder, and any other proof required by the Company’s directors to prove the transferor’s identity and his right to the transfer thereof. In the event that stamp duty or any other obligatory payment applies to a transfer deed of the Notes, evidence as to the payment thereof will be delivered to the Company therewith, to the satisfaction of the Company’s directors. All expenses and charges related to the transfer will apply to those requesting the transfer. The Company may keep the transfer deed in its possession.

The provisions of the Company’s Articles of Association with respect to share transfer will apply, mutatis mutandis, as the case may be, to transfer of the Notes.

9.	Replacement of Certificates for the Notes

In the event that the certificate for this Note is worn out, lost or defaced, the Company may issue in lieu thereof a new certificate for a Note, on the same terms, provided that in the event of wear, the worn out certificate for a Note will be returned to the Company prior to the issuance of the new certificate. Stamp duty and other surcharges as well as other expenses related to the issuance of the new certificate will apply to the person requesting such certificate.

10.	Division of Certificates for Notes

Any certificate for a Note may be divided into certificates for Notes, the total sum of which principal equals the sum of the nominal amount of the principal of the certificate the division of which is sought, provided that the new certificates for Notes issued will each be for sums of par value in whole NIS. The division of the certificate for the Note as aforesaid, will take place pursuant to an application for division signed by the registered owner of such certificate for a Note against the delivery of such certificate for a Note to the Company at its registered office for the implementation of the division, and the division will take place within 30 days from the end of the month in which the certificate for Note was delivered to the Company’s registered office.

All expenses related to the division as aforesaid, including stamp duty and other surcharges, if any, will apply to the person requesting the division.